Exhibit 99.1

For Immediate Release
Contacts:	Thomas F. Hoffman at (412) 831-4060
or
Charles E. Mazur, Jr. at (412) 831-4340

CONSOL Energy Reports Earnings for First Quarter 2008

PITTSBURGH (April 24, 2008) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $75.1 million, or $0.41 per diluted share, for its first quarter ended March 31, 2008, compared with $113.3 million, or $0.61 per diluted share for the same period a year earlier. Net cash from operating activities was $146.1 million for the quarter just ended, compared with $183.4 million for the March 2007 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended March 31, 2008	Quarter Ended March 31, 2007
Total Revenue and Other Income	$1,025.7	$915.2
Net Income	$75.1	$113.3
Earnings Per Share – diluted	$0.41	$0.61
Net Cash from Operating Activities	$146.1	$183.4
EBITDA	$212.7	$234.6
EBIT	$120.0	$157.8
Capital Expenditures	$176.3	$150.2
Other Investing Cash Flows*	$(17.3)	$(1.9)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. *Represents net cash provided by investing activities less capital expenditures and includes, Investment in Equity Affiliates and Proceeds from Sales of Assets.

Unusual Items in the Quarter ($ in millions)	Pre-tax
Buchanan Insurance Proceeds	$50
Costs Related to Buchanan Event	$(25)
Loss on Contract Buyouts (timing issue)	$(16)
Loss on Mark-to-Market (timing issue)	$(9)

The March 2008 results were affected by several unusual items including: a $50 million pre-tax recovery of insurance proceeds resulting from problems at the Buchanan Mine in Virginia that suspended production for a number of months including most of the first quarter of 2008; costs related to the suspension of production of the Buchanan Mine until the latter part of March 2008; expenses related to the buy-out of several sales contracts that made available approximately 400,000 tons of coal for resale at higher prices later in the year; and mark-to-market adjustments related to several free standing coal sales options resulting in a loss that will reverse later in the year as the coal is purchased under these options or as the options expire.

“This was a good quarter for us when you sort through the noise in the numbers,” said J. Brett Harvey, president and chief executive officer. “The impacts from Buchanan were offset in the same quarter by insurance proceeds, including business interruption, and the contract buyouts and options costs are expected to generate higher profits later in the year. When we adjust for the timing issues, we were slightly ahead of our internal forecast.”

Harvey also noted that the company’s safety performance for the first quarter continued to set records for safe work achievement. “Our incidence rate for accidents continues to be at all-time low levels for the company,” he said. “Coal, River Operations, Gas and Land all continue to perform accident free or at very low incidence rates. Our Absolute ZERO initiative has employees focused and motivated to work safely and productively.”

Harvey said the period-to-period comparison of production for the company’s coal business declined 9.3 percent because of the suspension of production at Buchanan Mine for most of the quarter just ended and because several Northern Appalachian mines were affected by delays in resuming longwall production following equipment moves because a new area to be mined was not complete. He noted, however, that some of the impact was anticipated in the company’s production guidance for the quarter just ended.

“If you compare first quarter results with the trailing quarter, you get a different story,” Harvey said. “Production improved in both Northern and Central Appalachia, and margins on coal expanded.”

Harvey said that overall results reflect strong energy markets. “With more than $1 billion in revenue this quarter, we have shown our ability to capture high coal and gas prices, as well as to sustain growth in gas production volumes,” he explained.

“World demand and tight supplies of both steam and metallurgical grades of coal have pushed prices to record high levels,” he said. “Financial results in the second half of this year, but more so in 2009 and 2010, are expected to reflect the positive impact that both the spot and long-term pricing environments are having.”

Period-To-Period Analysis of Financial Results for the Quarter

Total Revenue and Other Income increased 12.1 percent, due to higher realized pricing for coal and gas, insurance proceeds recognized in the first quarter of 2008, offset, in part, by lower coal sales volumes due to the outage at Buchanan. Buchanan resumed longwall production on March 17.

Net Cash from Operating Activities was $146.1 million for the quarter just ended, compared with $183.4 million for the March 2007 quarter, a decrease of approximately 20.3 percent, reflecting lower net income and, to a lesser extent, changes in net working capital.

Total Costs increased 20.3 percent, primarily due to higher Cost of Goods Sold and Other Operating Charges.

Cost of Goods Sold (including Purchased Gas Costs and Gas Royalty Interest Costs) increased 23.6 percent. Average cost of goods sold and other charges per ton increased in the period-to-period comparison primarily due to the impact on fixed unit costs from lower production volumes. Unit costs also increased due to higher labor costs, Combined Fund costs and health and retirement costs. Higher labor costs were due to the effects of wage increases at the union and non-union mines. The 2007 union contract increases wages in each year of the contract. Combined Fund costs per unit have also increased in the period-to-period comparison. The increase reflects income recorded as a result of a Combined Fund settlement. In March 2007, CONSOL Energy entered into a settlement agreement with the Combined Fund that resolved all previous issues relating to the calculation of the payments. The total income, including interest, as a result of this settlement was approximately $33.4 million, of which approximately $28.1 million impacted cost of goods sold and other charges for produced coal. Higher health and retirement costs were attributable to additional contributions required to be made into employee benefit funds in 2008 compared to 2007 as a result of the five-year labor agreement with the United Mine Workers of America (UMWA) that commenced January 1, 2007. The contribution increase over 2007 was $1.27 per UMWA hour worked. These increases were offset, in part, by lower volumes of produced coal sold.

There were several events that negatively impacted Cost of Goods Sold during the quarter including $23 million of additional costs related to the Buchanan event, and $16 million of additional costs due to buyouts of sales contracts with several customers in order to release tons committed under lower priced contracts for sale to other customers at higher pricing.

Depreciation, Depletion and Amortization increased 20.8 percent, primarily reflecting the additional assets acquired in the July 2007 acquisition of AMVEST as well as various coal assets and other projects placed in service after the 2007 period.

Interest Expense increased $2.9 million, or 40.1 percent, mainly due to interest on outstanding borrowings from the revolving credit facility. There were no outstanding borrowings in the 2007 period.

Taxes Other Than Income increased 4.9 percent, primarily due to higher severance and other taxes attributable to an increase in average sale price for produced coal and gas, offset, in part, by lower coal production volumes in the period-to-period comparison.

As of March 31, 2008, CONSOL Energy had $280.0 million of short-term debt and had $486.6 million in total liquidity, which is comprised of $30.4 million of cash and $456.2 million available to be borrowed under its $1 billion bank facility. As of March 31, 2008, CNX Gas Corporation had no short-term debt and had $217.5 million in total liquidity, which is comprised of $32.4 million of cash and $185.1 million available to be borrowed under its $200 million bank facility.

Coal Operations

	Quarter Ended March 31, 2008		Quarter Ended March 31, 2007
Total Coal Sales (millions of tons)	16.0		17.1
Sales – Company Produced (millions of tons)	15.7		17.0
Coal Production (millions of tons)	16.2	*	17.8
Average Realized Price Per Ton – Company Produced	$43.57		$39.84
Operating Costs Per Ton	$28.32		$22.61
Non-Operating Charges Per Ton	$5.16		$4.42
DD&A Per Ton	$3.91		$3.02
Total Cost Per Ton – Company Produced	$37.39		$30.05
Operating Margins Per Ton	$15.25		$17.23
Financial Margins Per Ton	$6.18		$9.79

Sales and production includes CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced. *Includes 0.3 million tons of metallurgical grade coal.

Coal segment operating and financial margins declined for the quarter-to-quarter comparison, primarily due to lower production at Buchanan Mine, and lower production at several mines in Northern Appalachia. The Northern Appalachian mines were affected primarily by delays in resumption of longwall production following equipment moves, because preparation of a new area to be mined was not complete. The lower production volumes were partially offset by production from the AMVEST mines acquired in July 2007 and by an increase in average sales price.

Sales of company-produced coal decreased 1.3 million tons versus last year’s first quarter but were up 0.3 million tons from the fourth quarter of 2007.

Average realized prices were up 9.4 percent for the period-to-period comparison, despite the loss in sales from the Buchanan Mine, reflecting an increase in market prices primarily due to increased demand for the company’s steam coal, and to a lesser extent, the sales of some Northern Appalachian steam coal into the metallurgical markets.

Total costs for company-produced coal increased $7.34 per ton, period-to-period, primarily due to the impact on fixed unit costs from lower production volumes. Unit costs also have increased due to higher labor costs, Combined Fund costs and health and retirement costs.

Operating margins (average realized price per ton less operating costs per ton) were $15.25 per ton, a decline of 11.5 percent period-to-period, while financial margins (average realized price less total costs) were $6.18 per ton, a decline of 36.9 percent period-to-period. Operating and financial margins were impacted by the Buchanan Mine outage as well as lower coal production volumes during the quarter. “In a high fixed cost business such as underground mining,” Harvey explained, “lower production has a major impact on unit costs and margins per ton.”

He noted, however, that the average realized price for coal continued to climb during the quarter, despite nearly an entire quarter of lost sales from Buchanan, a high-value metallurgical coal mine. Harvey said Buchanan has now resumed normal production. “Getting Buchanan back on line was a very important achievement for the quarter,” he said. “We are in position to benefit from the more than tripling of metallurgical pricing that has occurred in the past year.”

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.7 percent of which is owned by CONSOL Energy, reported total net income of $49.9 million for the quarter ended March 31, 2008, compared with $33.0 million in the same period a year earlier. CNX Gas Corporation issued its earnings release on April 23, 2008. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Developments during the Quarter

In January, CNX Marine Terminal in the Port of Baltimore suspended vessel loading operations in order to repair a small section of a pier on which the coal loading machine operates. Pilings beneath the section of the pier had deteriorated and had to be reinforced or replaced. Normal loading activity resumed at the end of the month. The company does not expect the suspension of loading that occurred during January 2008, to reduce total coal exports for the year below the tonnage forecast.

In March, CONSOL Energy’s Buchanan Mine resumed production. Production at the mine was suspended on July 9, 2007, after several roof falls in previously mined areas damaged some of the ventilation controls inside the mine, requiring a general evacuation of the mine. The mine employs approximately 520 people and normally expects to produce between 400,000 and 425,000 tons of high-quality metallurgical grade coal per month.

Also in March, CONSOL Energy, Inc. terminated its proposed exchange offer for the shares of CNX Gas Corporation (NYSE:CXG) common stock that it does not currently own. The company does not intend to sell or otherwise divest itself of the shares of CNX Gas that it currently owns. In addition, the company may continue buying shares of CNX Gas common stock from time to time in open market purchases based on a number of considerations, including price.

During the quarter, several CONSOL Energy facilities were recognized for their 2007 safety performance. Mon River Towing received the Company’s Bailey Safety Award for working an aggregate one million man-hours without a lost time accident. Robinson Run Mine and Emery Mine each won the Company’s Liv Ireland Safety Award for best mine performance in their respective groups. Finally, Robinson Run Mine, McElroy Mine and the Fola Complex all received awards from the State of West Virginia for outstanding safety performance. The Fola Complex has worked accident free in more than 2 million man-hours of work. Finally, Wiley Surface Complex in Kentucky continues its quest to work more than 3 million man-hours without a lost-time accident. The complex has not had a lost time accident since August 1986.

Outlook

In the tables below, the company provides certain financial and production guidance measures. CONSOL Energy updates its production guidance on a quarterly basis, if needed. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. The company is reiterating its previous production forecasts for the years 2009, 2010 and 2011.

GUIDANCE

	2008 Estimate	2009 Estimate	2010 Estimate	2011 Estimate
COAL
Tons Produced (millions of tons)	68.0 – 72.0	70.0 – 74.0	76.6 – 80.6	76.7 – 80.7
Tons Committed (millions of tons at Apr. 11, 2008)	66.9	59.5	47.9	38.0
Tons Committed and Priced (millions of tons at Apr. 11, 2008)	66.9	44.6	24.2	15.1
Avg. Realized Price/Ton Committed & Priced	$44.90	$50.97	$46.96	$47.74

2008 Quarterly Production Guidance

	1Q Actual	2Q Estimate	3Q Estimate	4Q Estimate
Coal (millions of tons)	16.2	16.8 – 18.8	16.4 – 18.4	17.8 – 19.8

Coal Market Overview

Worldwide demand for steam and metallurgical coal continued unabated during the first quarter of 2008 as developing nations increased coal consumption for electricity generation and steel making purposes. Moreover, coal that was historically destined for Europe and North America has been diverted to these developing nations. Analysts estimate that U.S. coal producers, particularly in the eastern U.S., are planning to export as much as 20 million additional tons of coal versus 2007. In addition, 2008 coal imports into the U.S. are forecasted to be down an additional 5 million tons year-over-year while eastern coal production is projected to be flat during the same period. The net result is a potential 25 million ton deficit of eastern coal available to U.S. utilities.

According to the U.S. International Trade Commission, coal exports for the first two months of 2008 were up 30 percent versus the same period last year, while imports during the same time frame fell nearly 10 percent. CONSOL Energy expects to capitalize on the growing international demand by increasing the amount of coal it exports through its 100 percent owned export terminal at the Port of Baltimore. For 2008, the company expects to increase exports by approximately 25 percent, which would be the second straight year of 20 percent plus growth.

“We have initiated a review of our transportation, terminal and port infrastructure at Baltimore to determine how much capacity we could add and what it would cost,” said Harvey. “While we have no plans to expand Baltimore at the moment, the continued strength of the international market is beginning to make a compelling case for expansion.”

Coal Pricing and Inventory

Coal stockpiles at many eastern United States generating stations continued to decline during the quarter due to the growing global demand for coal. Stockpiles are below average at many of CONSOL Energy’s customers. Inventory at CONSOL Energy mines also are at low levels.

Spot pricing for Northern Appalachian mid-sulfur steam coal is approaching $110 per short ton at the mine and higher-sulfur steam coal is selling between $90 and $100 per short ton. “Spot pricing for our Northern Appalachian coal is the key indicator of the coal supply tightness at power generators across the eastern United States,” said Harvey. “What is most significant about these developments is the influence spot pricing is having on long-term transactions for delivery beginning in 2009. However, the sustainability of steam coal prices above $100 will be influenced, to some extent, by the forward wholesale price of electricity.”

The company’s low-volatile metallurgical coal, which is produced at the Buchanan Mine in Virginia, is being sold in the international market for $225 to $250 per short ton at the mine. The company estimates it has approximately 700,000 tons available for sale at these prices for 2008. “As we start to discuss 2009 metallurgical contracts with domestic and international steel companies over the next few months, the recent international settlements will clearly have an impact on our negotiations,” commented Harvey. He added that the company has between 5.0 and 6.0 million tons of un-priced metallurgical coal for 2009, approximately 70 percent of which is low-volatile quality from the company’s Buchanan Mine.

Harvey also noted that some of the company’s steam coal products are being used in metallurgical coal blends. He said the company recently completed a one year agreement to sell 750,000 tons of coal from the Emery Mine in Utah to be blended with coal from another producer for sale to the major integrated steel mills in the Pacific Rim. The coal will be shipped from the Westshore Terminal in Vancouver, Canada.

Orders for Coal

“We have made a strategic decision to commit a certain portion of our 2009 production volume without committing to the price until later in the year,” Harvey explained. “We believe that this tightness in the market will intensify as we get further into the year.”

According to Harvey, the company has committed approximately 6.5 million tons of coal for 2009 but will not negotiate pricing until the latter half of 2008. “These are not free options,” he said. “The volume commitments are under contracts. If the two sides cannot agree to a price, price will be determined through arbitration.”

Harvey reiterated the company’s commitment to a disciplined approach to pricing contracts and to increasing production. “We believe there has been a structural shift in the market that will place a higher value on our reserves,” he said. “We are working with our customers to ensure that they have the supplies they need, while providing a contract mechanism to ensure that our shareholders receive the highest value that the market will allow for our reserves.”

Brownfield Expansion Update

CONSOL Energy has identified several brownfield expansion projects and has committed capital for longwall face extensions at several Northern Appalachian mines. These longwall face extension projects should take 12 to 18 months to complete and can increase production from a particular mine by 300,000 to 500,000 tons per year.

The company also has begun permitting to add a third longwall mining system at the Bailey Mine. The longwall mining system could increase annual production by 5.0 million to 6.5 million tons per year.

In addition, the upgrade of the underground haulage system at the idled Shoemaker Mine is scheduled to be completed in early 2010. This upgrade is expected to enable Shoemaker, located on the Ohio River near Wheeling, West Virginia, to produce approximately 6.0 million tons per year.

The company expects to expand capacity at the Buchanan Mine in Virginia to 6 million tons per year by early 2011. The capacity expansion involves upgrades to the existing preparation plant, the construction of a new 7,200 ton raw coal storage silo, upgrades to the water delivery and treatment system for the preparation plant, the installation of a new vertical coal transport belt to augment the existing skip hoist, and modifications to the existing underground haulage system. The preparation plant, including the water delivery system and the silo projects are already underway.

“The Buchanan expansion is a measured and prudent response to the international demand signals for low-volatile met coal,” Harvey said. “While the steel market gives every indication of maintaining its momentum, it historically has been sensitive to economic cycles.”

Industry analysts predict the world is in the beginning of a period of increased demand for steam and metallurgical coal. Demand will increase as exports grow due to the demand from international customers, as domestic customers increase capacity utilization of their existing coal-fired fleet of power plants, and production declines from certain eastern U.S. mines as a result of more stringent safety and environmental laws.

“CONSOL is one of the best-positioned domestic coal companies to benefit from the long-term demand for high-Btu coal,” Harvey concluded. “We have a long-lived asset base that has been well-capitalized. We own inland waterway assets and a coal export facility on the East Coast. Our mines are safe and productive, and we have an exceptional workforce that is energized and motivated to respond to world market demands.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and coal bed methane company, is a member of the Standard & Poor’s 500 Equity Index and has annual revenues of $3.8 billion. It has 17 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. CONSOL Energy was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002, 2003 and 2004. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 3/31/08	Quarter Ended 3/31/07
Net Income	$75,082	$113,262

Add: Interest Expense	10,176	7,263
Less: Interest Income	(839)	(5,675)
Add: Income Taxes	35,553	42,934

Earnings Before Interest & Taxes (EBIT)	119,972	157,784

Add: Depreciation, Depletion & Amortization	92,728	76,789

Earnings Before Interest, Taxes and DD&A (EBITDA)	$212,700	$234,573

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects (including statements relating to the timing of and satisfaction of conditions to the exchange offer and merger with CNX Gas and whether any of the anticipated benefits of the transaction will be realized), our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate; increases in the price of commodities used in our mining operations and could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of government regulation; the effects of stringent federal and state safety regulations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; we do not insure against all potential operating risks; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; we need to use unproven technologies to extract coalbed methane on some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; the coalbeds from which we produce methane gas frequently contain water that may hamper production; and other factors discussed in our 2007 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands—except per share data)

	Three Months Ended
	March 31,
	2008	2007
Sales—Outside	$886,325	$833,100
Sales—Gas Royalty Interests	16,504	12,182
Sales—Purchased Gas	3,539	1,159
Freight—Outside	44,744	43,633
Other Income	74,619	25,111

Total Revenue and Other Income	1,025,731	915,185
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	636,728	519,249
Gas Royalty Interests’ Costs	16,074	10,638
Purchased Gas Costs	3,421	1,019
Freight Expense	44,744	43,633
Selling, General and Administrative Expense	30,470	26,009
Depreciation, Depletion and Amortization	92,728	76,789
Interest Expense	10,176	7,263
Taxes Other Than Income	71,606	68,278

Total Costs	905,947	752,878

Earnings Before Income Taxes and Minority Interest	119,784	162,307
Income Taxes	35,553	42,934

Earnings Before Minority Interest	84,231	119,373
Minority Interest	(9,149)	(6,111)

Net Income	$75,082	$113,262

Basic Earnings Per Share	$0.41	$0.62

Diluted Earnings Per Share	$0.41	$0.61

Weighted Average Number of Common Shares Outstanding:
Basic	182,572,985	182,371,296

Dilutive	185,192,551	184,815,136

Dividends Paid Per Share	$0.10	$0.07

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2008	2007
Operating Activities:
Net Income	$75,082	$113,262
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	92,728	76,789
Stock-based Compensation	5,658	11,539
Gain on the Sale of Assets	(7,286)	(3,515)
Change in Minority Interest	9,149	6,111
Amortization of Mineral Leases	2,087	1,454
Deferred Income Taxes	14,428	17,646
Equity in Earnings of Affiliates	(1,355)	(879)
Changes in Operating Assets:
Accounts Receivable Securitization	11,400	—
Accounts and Notes Receivable	(81,648)	(35,669)
Inventories	(21,167)	(24,179)
Prepaid Expenses	3,091	7,184
Changes in Other Assets	13,341	13,442
Changes in Operating Liabilities:
Accounts Payable	(13,816)	(17,143)
Other Operating Liabilities	3,487	17,435
Changes in Other Liabilities	38,837	(930)
Other	2,077	820

Net Cash Provided by Operating Activities	146,093	183,367

Investing Activities:
Capital Expenditures	(176,342)	(150,219)
Net Investment in Equity Affiliates	1,536	(1,802)
Proceeds from Sales of Assets	15,803	3,735

Net Cash Used in Investing Activities	(159,003)	(148,286)

Financing Activities:
Proceeds from (Payments on) Miscellaneous Borrowings	5,001	(4,485)
Proceeds from Short-Term Borrowings	32,500	—
Tax Benefit from Stock-Based Compensation	9,521	911
Dividends Paid	(18,255)	(12,775)
Issuance of Treasury Stock	5,270	1,065
Purchases of Treasury Stock	(3)	(25,618)

Net Cash Provided by (Used in) Financing Activities	34,034	(40,902)

Net Increase (Decrease) in Cash and Cash Equivalents	21,124	(5,821)
Cash and Cash Equivalents at Beginning of Period	41,651	223,883

Cash and Cash Equivalents at End of Period	$62,775	$218,062

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited)
	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$62,775	$41,651
Accounts and Notes Receivable:
Trade	224,002	180,545
Other Receivables	99,518	69,771
Inventories	184,360	163,193
Deferred Income Taxes	158,467	130,820
Recoverable Income Taxes	12,098	19,090
Prepaid Expenses	62,933	78,085

Total Current Assets	804,153	683,155

Property, Plant and Equipment:
Property, Plant and Equipment	9,062,145	8,945,312
Less—Accumulated Depreciation, Depletion and Amortization	4,011,091	3,980,270

Total Property, Plant and Equipment—Net	5,051,054	4,965,042

Other Assets:
Deferred Income Taxes	387,223	374,811
Investment in Affiliates	66,104	94,866
Other	79,237	90,216

Total Other Assets	532,564	559,893

TOTAL ASSETS	$6,387,771	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited)
	March 31,	December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$218,510	$238,312
Short-Term Notes Payable	280,000	247,500
Current Portion of Long-Term Debt	18,786	18,283
Other Accrued Liabilities	602,752	512,302

Total Current Liabilities	1,120,048	1,016,397
Long-Term Debt:
Long-Term Debt	411,256	398,077
Capital Lease Obligations	86,610	90,848

Total Long-Term Debt	497,866	488,925
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,383,283	2,336,809
Pneumoconiosis Benefits	178,848	171,896
Mine Closing	408,050	399,633
Workers' Compensation	130,195	118,356
Deferred Revenue	—	3,162
Salary Retirement	73,597	67,392
Reclamation	31,898	34,317
Other	186,846	193,666

Total Deferred Credits and Other Liabilities	3,392,717	3,325,231
Minority Interest	164,178	163,118

Total Liabilities and Minority Interest	5,174,809	4,993,671
Stockholders' Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 185,126,526 Issued and 182,726,354 Outstanding at March 31, 2008; 185,126,526 Issued and 182,291,623 Outstanding at December 31, 2007	1,851	1,851
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	980,993	966,544
Retained Earnings	775,707	766,536
Other Comprehensive Loss	(459,637)	(419,284)
Common Stock in Treasury, at Cost—2,400,172 Shares at March 31, 2008 and 2,834,903 Shares at December 31, 2007	(85,952)	(101,228)

Total Stockholders’ Equity	1,212,962	1,214,419

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,387,771	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands—except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Treasury Stock	Total Stock- holders’ Equity
Balance—
December 31, 2007	$1,851	$966,544	$766,536	$(419,284)	$(101,228)	$1,214,419

(Unaudited)

Net Income	—	—	75,082	—	—	75,082
Treasury Rate Lock (Net of ($12) tax)	—	—	—	(21)	—	(21)
Amortization of prior service costs and actuarial gains (loss) (Net of ($53) tax)	—	—	—	(87)	—	(87)
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	—	—	9,017	—	9,017
Gas Cash Flow Hedge (Net of ($29,688) tax)	—	—	—	(49,175)	—	(49,175)

Comprehensive Income (Loss)	—	—	75,082	(40,266)	—	34,816

Cumulative Effect of FASB 158 Measurement Adoption (Net of ($22,951) tax)	—	—	(37,647)	(87)	—	(37,734)
Issuance of Treasury Stock	—	—	(10,009)	—	15,279	5,270
Purchases of Treasury Stock	—	—	—	—	(3)	(3)
Tax Benefit from Stock-Based Compensation	—	9,521	—	—	—	9,521
Amortization of Stock-Based Compensation Awards	—	4,928	—	—	—	4,928
Dividends ($0.10 per share)	—	—	(18,255)	—	—	(18,255)

Balance—
March 31, 2008	$1,851	$980,993	$775,707	$(459,637)	$(85,952)	$1,212,962

INCOME STATEMENT BY SEGMENT

In Millions

	1st Quarter ending March 31, 2008
	COAL
				Total	Total
	Produced	Other	Total	Gas	Other	TOTAL
Sales	$668	$21	$689	$131	$70	$890
Gas Royalty Interest	—	—	—	17	—	17
Freight Revenue	45	—	45	—	—	45
Other Income	—	30	30	12	32	74

Total Revenue and Other Income	713	51	764	160	102	1,026

Cost of Goods Sold	441	62	503	38	99	640
Gas Royalty Interests’ Costs	—	—	—	16	—	16
Freight Expense	45	—	45	—	—	45
Selling, General & Admin.	17	1	18	7	5	30
DD&A	69	3	72	16	5	93
Interest Expense	—	—	—	—	10	10
Taxes Other Than Income	41	22	63	5	4	72

Total Cost	613	88	701	82	123	906

Earnings Before Income Taxes	$100	$(37)	$63	$78	$(21)	120
Income Tax						(36)

Earnings Before Minority Interest						84
Minority Interest						(9)

Net Income						$75

INCOME STATEMENT BY SEGMENT

In Millions

	1st Quarter ending March 31, 2007
	COAL
				Total	Total
	Produced	Other	Total	Gas	Other	TOTAL
Sales	$676	$5	$681	$100	$53	$834
Gas Royalty Interests	—	—	—	12	—	12
Freight Revenue	44	—	44	—	—	44
Other Income	—	3	3	6	16	25

Total Revenue and Other Income	720	8	728	118	69	915
Cost of Goods Sold	385	31	416	32	72	520
Gas Royalty Interests’ Costs	—	—	—	11	—	11
Freight Expense	44	—	44	—	—	44
Selling, General & Admin.	15	1	16	7	3	26
DD&A	57	3	60	12	5	77
Interest Expense	—	—	—	—	7	7
Taxes Other Than Income	40	20	60	4	4	68

Total Cost	541	55	596	66	91	753

Earnings Before Income Taxes	$179	$(47)	$132	$52	$(22)	162
Income Tax Expense						(43)

Earnings Before Minority Interest						119
Minority Interest						(6)

Net Income						$113

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended March 31,
	2008	2007
AS REPORTED FINANCIALS:

Revenue ($ MM)	$1,025.731	$915.185
EBIT ($MM) *	$119.972	$157.784
EBITDA ($ MM) *	$212.700	$234.573
Net Income / (Loss) ($ MM)	$75.082	$113.262
EPS (diluted)	$0.41	$0.61
Average shares outstanding—Dilutive	185,192,551	184,815,136

CAPEX ($ MM) (including acquisitions)	$176.342	$150.219

COAL OPERATIONAL:
# Complexes Producing (end of period)	16	14
Sales (MM tons)-Produced only	15.714	17.032
Average sales price ** ($/ton)	$43.57	$39.84
Production income ($/ton)	$6.18	$9.79
Production (MM tons)-Produced only	16.178	17.834
Produced Tons Ending inventory (MM tons)***	1.750	2.210

*	Year to date total may not add due to rounding
**	note: average sales price of tons produced
***	note: includes equity companies

CONSOL ENERGY INC.

PRODUCTION

	1st Quarter 2008 ACTUAL	1st Quarter 2007 ACTUAL
Northern Appalachia	13,209	14,487
Central Appalachia	2,676	3,092
Other Areas	293	255

TOTAL PRODUCTION	16,178	17,834